EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:   Debra Nalchajian-Cohen

Cohen Communications

(559) 222-1322

CENTRAL VALLEY COMMUNITY BANCORP

REPORTS EXCELLENT YEAR END EARNINGS FOR 2005

CLOVIS, CALIFORNIA…January 18, 2006… The Board of Directors of Central Valley Community Bancorp (Company) (NASDAQ: CVCY), the parent company of Central Valley Community Bank (Bank), reported unaudited consolidated net income of $6,044,000, or $0.94 per diluted share (diluted EPS), for the year ended December 31, 2005, compared to $3,695,000, or $0.64 diluted EPS in the same period 2004.  The 47% increase in diluted EPS occurred even though the Company issued 522,106 additional shares effective January 1, 2005 as the result of the merger with Bank of Madera County (BMC).  The 64% increase in net income and the 47% increase in diluted EPS reflect the successful completion of the Company’s first acquisition, the positive impact of the increasing interest rate environment, and the Company’s continued organic growth.  Diluted EPS reflect the 2-for-1 stock split distributed by the Company in the fourth quarter of 2005.

Return on average equity for 2005 was 15.63% compared to 13.10% for 2004 and return on average assets increased to 1.33% for 2005 compared to 1.07% for 2004.

Earnings for the fourth quarter of 2005 provide further indication of the Company’s successful year with net income of $1,668,000 for the fourth quarter of 2005 compared to $1,041,000 for the fourth quarter of 2004.  Diluted EPS were $0.25 for the fourth quarter of 2005 compared to $0.18 in the fourth quarter of 2004.

 “The Company completed its first full year of operations following the merger with Bank of Madera County and we are pleased to report that all anticipated benefits of the merger were achieved.  The significant growth in assets, loans and deposits for 2005 was attributable to the merger, as well as the continued internal growth of the Bank,” said Daniel J. Doyle, president and CEO of Central Valley Community Bancorp and Central Valley Community Bank. “Looking into 2006, the Bank is preparing to open its tenth office in February in Downtown Fresno and the Board of Directors and management team have high expectations for excellent performance and continued growth in all areas in spite of facing continued increases in competition from new banks and branches of competitors,” continued Doyle.

In 2005, the $6,044,000 record earnings included a provision for credit loss of $510,000 and the operations of the two additional branches added in the merger.  Comparing 2005 to 2004, average total loans increased by $82,632,000, or 42% while the $99,735,000, or 32% increase in average deposits provided the funding.  The net interest margin was 5.46% for the year ended 2005 compared to 4.91% for the same period 2004 reflecting the overall positive impact of the rising interest rate environment.  The Federal Open Market Committee (FOMC) raised interest rates 8 times or 200 basis points in 2005.

The Company’s average earning assets increased 33% in 2005 to $414,257,000 compared to $311,456,000 in 2004.  Asset quality remained strong in 2005 as the average loans increased 42% to $277,855,000 compared to $195,223,000 in 2004.  However the Company reported a provision to credit losses for the first time in 3 years.  Two related commercial loans totaling $688,000 were charged off in the fourth quarter of 2005 bringing the net charge offs to $619,000 for 2005 compared to net recoveries of $272,000 for 2004.  Net charge offs as a percentage of average total loans was 0.22% for 2005 compared to net recoveries of 0.14% in 2004.  Non performing loans at December 31, 2005 were $616,000 or 0.20% of total loans.

Non interest income decreased 5% in 2005 compared to 2004 due mainly to the decrease of $391,000 in gains realized on the sale of investments.  Non interest expense increased 20% in 2005 compared to 2004 reflecting the additional two branches and personnel from the BMC merger and normal increases in salary and benefits, incentive compensation and increases for equipment and occupancy expenses.

The 60% increase in net income for the fourth quarter of 2005 compared to the fourth quarter of 2004 reflects the 31% increase in average earnings assets and the two 25 basis point increases in interest rates by the FOMC in the fourth quarter.

Average loans for the fourth quarter of 2005 were $297,170,000 compared to $204,886,000 for the fourth quarter of 2004, a 45% increase.  This increase was funded by the 31% increase in average deposits.  Average deposits for the fourth quarter of 2005 were $423,452,000 compared to $324,441,000 for 2004.  The effective yield on loans for the fourth quarter of 2005 was 8.01% compared to 7.22% for the same period of 2004.  The effective rate on total deposits for the fourth quarter of 2005 was 1.12% compared to 0.62% for the same period of 2004.  The tax-equivalent net interest margin for the fourth quarter of 2005 was 5.65% compared to 5.18% for the same period 2004.

Return on average equity was 16.26% for the fourth quarter of 2005 compared to 14.09% for the same period of 2004 and return on average assets increased to 1.41% compared to 1.14% when comparing the quarters.

Non interest income increased 10% in the fourth quarter of 2005 mainly reflective of the increases in service charges and loan placement fees.  Non-interest expense increased 9% when comparing the fourth quarter 2005 to the same period of 2004.  Salaries, benefits, and incentive-based compensation increased due to the merger and the loan and deposit growth.

Central Valley Community Bancorp trades on the NASDAQ stock exchange under the symbol CVCY. Central Valley Community Bank, headquartered in Clovis, California, was founded in 1979 and is the sole subsidiary of Central Valley Community Bancorp.  Central Valley Community Bank currently operates nine full-service offices in Clovis, Fresno, Kerman, Madera, Oakhurst, Prather and Sacramento.  A tenth office is scheduled to open in Downtown Fresno in February 2006.  Additionally, the Bank operates Real Estate Lending, SBA Lending and Agribusiness Lending Departments.  Investment services are also provided by Investment Centers of America.  Members of Central Valley Community Bancorp’s and the Bank’s Board of Directors are: Daniel N. Cunningham (Chairman), Sidney B. Cox, Edwin S. Darden, Jr., Daniel J. Doyle, Steven D. McDonald, Louis McMurray, Wanda L. Rogers, William S. Smittcamp, and Joseph B. Weirick.

More information about Central Valley Community Bancorp and Central Valley Community Bank can be found at www.cvcb.com.

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Forward-looking Statements- Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements contained herein that are not historical facts, such as statements regarding the Company’s current business strategy and the Company’s plans for future development and operations, are based upon current expectations. These statements are forward-looking in nature and involve a number of risks and uncertainties.  Such risks and uncertainties include, but are not limited to (1) significant increases in competitive pressure in the banking industry; (2) the impact of changes in interest rates, a decline in economic conditions at the international, national or local level on the Company’s results of operations, the Company’s ability to continue its internal growth at historical rates, the Company’s ability to maintain its net interest margin, and the quality of the Company’s earning assets; (3) changes in the regulatory environment; (4) fluctuations in the real estate market; (5) changes in business conditions and inflation; (6) changes in securities markets; and (7) the other risks set forth in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2004.  Therefore, the information set forth in such forward-looking statements should be carefully considered when evaluating the business prospects of the Company.

CENTRAL VALLEY COMMUNITY BANCORP

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

(In thousands except share amounts)	Dec. 31, 2005	Dec. 31, 2004
ASSETS
Cash and cash equivalents	$23,083	$20,112
Federal funds sold	29,830	26,307
Available-for-sale investment securities	105,592	98,983
Loans, less allowance for credit losses of $3,339 at Dec. 31, 2005 and $2,697 at Dec. 31, 2004	298,463	206,582
Bank premises and equipment, net	2,912	2,724
Goodwill and intangible assets	10,241	—
Accrued interest receivable and other assets	13,556	13,439

Total assets	$483,677	$368,147

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$153,004	$105,235
Interest bearing	277,985	220,951
Total deposits	430,989	326,186

Borrowings	6,500	8,500
Accrued interest payable and other liabilities	4,665	3,855

Total liabilities	442,154	338,541

Shareholders equity:
Common Stock, no par value, 80,000,000 shares authorized, 5,891,820 and 5,257,734 shares issued and outstanding at Dec. 31, 2005 and Dec. 31, 2004.	13,053	6,343
Retained earnings	28,977	22,933
Accumulated other comprehensive (loss) income, net of taxes	(507)	330
Total shareholders’ equity	41,523	29,606

Total liabilities and shareholders’ equity	$483,677	$368,147

CENTRAL VALLEY COMMUNITY BANCORP

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(Unaudited)

For the years ended (In thousands except per share amounts)	Dec. 31, 2005	Dec. 31, 2004
Net interest income	$21,931	$14,821

Provision for credit losses	510	0

Net interest income after provision for credit losses	21,421	14,821

Total non-interest income	3,760	3,937

Total non-interest expense	15,793	13,119

Provision for income taxes	3,344	1,944

NET INCOME	$6,044	$3,695

Basic Earnings per Share	$1.03	$0.71
Diluted Earnings per Share	$0.94	$0.64

CENTRAL VALLEY COMMUNITY BANCORP

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(Unaudited)

For the three months ended (In thousands except per share amounts)	Dec. 31, 2005	Sept. 30, 2005	June 30, 2005	March 31, 2005	Dec. 31, 2004
Net Interest Income	$5,945	$5,592	$5,357	$5,037	$4,170

Provision for credit losses	500	10	—	—	—

Net interest income after provision for credit losses	5,445	5,582	5,357	5,037	4,170

Total Non-Interest Income	933	960	1,012	855	852

Total Non-Interest Expense	3,811	3,953	3,978	4,051	3,496

Provision for Income Taxes	899	940	858	647	485

NET INCOME	$1,668	$1,649	$1,533	$1,194	$1,041

Basic Earnings per Share	$0.28	$0.28	$0.26	$0.21	$0.20
Diluted Earnings per Share	$0.25	$0.26	$0.24	$0.19	$0.18

CENTRAL VALLEY COMMUNITY BANCORP

SELECTED RATIOS

(Unaudited)

For the three months ended (Dollars in thousands)	Dec. 31, 2005	Sept. 30, 2005	June 30, 2005	March 31, 2005	Dec. 31, 2004
Allowance for credit losses to total loans	1.11%	1.21%	1.26%	1.31%	1.29%
Nonperforming loans to total loans	0.20%	0.20%	0.36%	0.50%	0.00%

Total nonperforming assets	$616	$591	$1,023	$1,308	$—

Net interest margin (calculated on a fully tax equivalent basis)	5.65%	5.57%	5.40%	5.19%	5.18%

Return on average assets	1.41%	1.45%	1.36%	1.08%	1.14%
Return on average equity	16.26%	16.67%	16.15%	13.22%	14.09%